Exhibit 10.25

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE is dated for reference purposes only as July 31, 2002, and is part of that Lease dated June 17, 1996 together with the Summary of Basic Lease Terms, the First Addendum To Lease, the Acceptance Agreement thereto (collectively, the “Lease”) by and between Orchard Moffett Investors, a California general partnership, Successor-in-Interest to Kairos, LLC and Orchard Moffett Investors, a California general partnership (“Landlord”), and QuickLogic Corporation, a Delaware corporation (“Tenant”), and is made with reference to the following facts:

A.            The Premises currently leased by Tenant pursuant to the Lease consists of 42,624 rentable square feet commonly known as 1277 Orleans Drive, City of Sunnyvale, California.

B.            The Lease Term for said Premises currently expires on November 30, 2003.

C.            Tenant and Landlord wish to amend the Lease on the Terms and Conditions set forth in this First Amendment to Lease.

NOW, THEREFORE, Landlord and Tenant hereby agree that the provisions of the Lease are amended as follows:

1.             Lease Term:  Section J is hereby amended to provide that the Lease Term shall be extended through and including March 31, 2009.

2.             Base Monthly Rent:

A.            Commencing August 1, 2002, Section K is hereby amended to provide for Base Monthly Rent as follows:

August 1, 2002 through and including September 30, 2002:  $52,789.82 per month

These payments shall be subject to the provisions of Paragraph 3 below, which shall apply for the period of August 1, 2002 through and including September 30, 2002.

B.            Commencing October 1, 2002, Section K is hereby amended to provide for the Base Monthly Rent as follows:

October 1, 2002 through and including September 30, 2003:  $46,460.16 per month

October 1, 2003 through and including September 30, 2004:  $47,853.96 per month

October 1, 2004 through and including September 30, 2005:  $49,289.58 per month

October 1, 2005 through and including September 30, 2006:  $50,768.27 per month

October 1, 2006 through and including September 30, 2007:  $52,291.32 per month

October 1, 2007 through and including September 30, 2008:  $53,860.06 per month

October 1, 2008 through and including March 31, 2009:  $55,475.86 per month

These payments shall be subject to the provisions of Paragraph 3 below, which shall apply for the period of October 1, 2002 through and including March 31, 2009.

3.             Rental Abatement Relating to Sublease Space:  The Premises contain approximately 7,927 sq. ft. (the “Sublease Space”) which is leased by Tenant but which is currently not occupied by Tenant and which may in the future not be occupied by Tenant.  With respect to this Sublease Space, Landlord and Tenant agree as follows:

A.            During any time during which the Sublease Space is not leased to a subtenant or not occupied by Tenant for its own use, Landlord agrees to reduce the Base Monthly Rent per square foot for the Sublease Space to an amount which is one-half of the Base Monthly Rent per square foot for the Premises during that period (the “Reduced Rental Rate”).  For example, if the Sublease Space is not leased to a subtenant during any month in the period from October 1, 2002 through September 30, 2003, the Base Monthly Rent payable on the Sublease

Space would be reduced to $.545 NNN per square foot during such time as the space is not leased (one-half of $1.09 NNN).  The total Base Monthly Rent payable during such a time when the Sublease Space is not leased would thus be $42,139.95 (34,697 sq. ft. times $1.09 plus 7,927 sq. ft. times $.545).

B.              At such time as the Sublease Space is leased at fair market rates to a subtenant, any amounts received by Tenant in excess of the Reduced Rental Rate shall be payable to Landlord until Landlord receives the full Base Monthly Rent per square foot for the Sublease space; provided, however, Tenant shall first be entitled to deduct any amounts paid for reasonable leasing commissions and tenant improvements from amounts received in excess of the Reduced Rental Rate.  Any rents received in excess of the Base Monthly Rent per square foot shall be split between Landlord and Tenant on a 50/50 basis.

C.              Tenant agrees to continue its best efforts at all times to secure a subtenant for the Sublease space at the “then current market rates” but not less than the Reduced Rental Rate as specified in Paragraph 3.A. above. Tenant will be responsible for marketing the Sublease Space and managing any Sublease Agreement, as approved by Landlord.  Landlord will have the right in its reasonable judgment to approve or disapprove proposed subleases.

D.              Tenant shall be responsible for payment of any sublease leasing commissions or tenant improvement amounts relating to a sublease, with Tenant having the right to recover these costs as described above.

4.             Replacement of HVAC Units:  Landlord, at Landlord’s sole cost and expense, will replace all existing rooftop HVAC package units (with the exception of Unit 20, which was installed in 1997) on a “kind-for-kind” basis.  Additionally, Landlord shall install an energy management system.  Landlord and Tenant shall coordinate a schedule for this work to be completed as soon as reasonably possible after execution of a Lease Amendment documenting the lease extension.

5.             Management Fee:  Article 8.2.C is hereby amended to state that the total amount charged for management services shall not exceed the monthly rate of three percent (3%) of the Base Monthly Rent.

6.             Retained Real Estate Brokers:  Section S is amended to provide that Tenant warrants that it has not had any dealings with any real estate brokers or salesmen or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Lease Amendment.  Tenant will hold Landlord harmless and defend and indemnify Landlord against any claims made by brokers or finders in regard to this transaction.

7.             Condition of Premises:  Tenant is fully familiar with the Premises by way of its occupancy and accepts the Premises for the extended term created hereby in their as-is condition (except as provided in Paragraph 4 above).  Upon timely exercise of the option to extend, Tenant shall take the Premises for the Extended Term on the same basis.

8.             Continuing Obligation:  Except as expressly set forth in this Amendment, all terms and conditions of the Lease remain in full force and effect, and all terms and conditions of the Lease are incorporated herein as though set forth at length.

9.             Effect of Amendment:  This Amendment modifies the Lease.  In the event of any conflict or discrepancy between the Lease and/or any other previous documents between the parties and the provisions of this Amendment, then the provisions of this Amendment shall control.  Except as modified herein, the Lease shall remain in full force and effect.

10.           Authority:  Each individual executing this Amendment on behalf of Tenant represents and warrants that he or she is duly authorized to and does execute and deliver this Amendment pursuant to express authority from Tenant pursuant to and in accordance with the By-Laws and the other organic documents of the Tenant corporation.

11.           Entire Agreement:  The Lease, as modified by this Amendment, constitutes and contains the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein.  Tenant acknowledges that neither Landlord nor Landlord’s Agents have made any legally binding representations or warranties as to any matter except for such matters binding representations or warranties as to any matter except for such matters which are expressly set forth herein, including any representations or warranties relating to the condition of the Premises or the improvements thereto or the suitability of the Premises or the Project for Tenant’s business.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to be effective as of the date first set forth above.

LANDLORD:	TENANT:

ORCHARD MOFFETT INVESTORS	QUICKLOGIC CORPORATION
a California general partnership	a Delaware corporation

By:	By:

Michael J. Biggar	[Print Name and Title]
Manager

Date:	Date:

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